Exhibit 99.1

Prothena Reports Fourth Quarter and Full Year 2013 Financial Results and Provides Research and Development Update

DUBLIN, Ireland - March 6, 2014 - Prothena Corporation plc (NASDAQ:PRTA), a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of diseases that involve protein misfolding or cell adhesion, today reported financial results for the fourth quarter and year ended December 31, 2013 and provided an update on research and development.

Prothena reported a net loss of $11.1 million for the fourth quarter of 2013 and $41.0 million for the full year of 2013, compared to a net loss of $12.2 million for the fourth quarter of 2012 and $41.4 million for the full year of 2012. Net loss per share for the fourth quarter and full year of 2013 was $0.52 and $2.20, respectively, as compared to a net loss per share of $0.82 and $2.84 for the fourth quarter and full year of 2012, respectively. As of December 31, 2013, Prothena had $176.7 million in cash and cash equivalents and no outstanding debt. These figures should be read in connection with “Fourth Quarter and Year End 2013 Financial Results” below.

“2013 was a year of foundational growth for Prothena, filled with corporate and operational accomplishments in our first full year as an independent public entity. We completed a successful public offering, where we raised approximately $84.5 million for Prothena. In addition, we made significant progress on our R&D programs,” said Dale Schenk, PhD, President and Chief Executive Officer of Prothena.

“During the fourth quarter, we announced a worldwide collaboration with Roche to develop and commercialize PRX002 as a potential disease-modifying treatment for Parkinson’s disease,” continued Dr. Schenk. “This partnership marks a major accomplishment for Prothena and validation for this innovative program. Together with Roche, we expect to move this program forward, with the initiation of a Phase 1 clinical study planned for 2014. In addition, we remain pleased with the rate of enrollment in our Phase 1 clinical trial of NEOD001, with the communication of interim data expected this year. For PRX003, we plan to complete IND enabling studies and select initial indication(s) this year, in order to initiate a Phase 1 clinical trial in 2015.”

2013 and Recent Highlights

•
Entered into a worldwide collaboration with Roche to develop and commercialize antibodies targeting á-synuclein, including PRX002, Prothena’s monoclonal antibody for the treatment of Parkinson’s disease and other related synucleinopathies. In the U.S., the companies will share all development and commercialization costs, as well as profits, on a 70% Roche / 30% Prothena basis. Outside the U.S., Roche will have sole responsibility for developing and commercializing PRX002 and will pay Prothena up to double-digit royalties on net sales. Additionally, the total worldwide upfront and milestone payments by Roche for PRX002 may total up to $600 million, of which Prothena has already received the $30 million upfront payment.

•	Received Orphan Drug status in the EU for NEOD001 in AL amyloidosis, and initiated a Phase 1 study for the same indication in the U.S.

•
Further solidified the Board of Directors with the appointments of Christopher Henney, PhD and Dennis Selkoe, MD, who joined existing directors Lars Ekman, MD, PhD, Dale Schenk, PhD, Richard Collier and Shane Cooke.

•
Continued to bolster leadership team with the appointments of Chief Medical Officer, Martin Koller, MS, MPH, and Chief Financial Officer, Tran Nguyen, and with the recent promotion of Tara Nickerson, PhD, MBA, to Chief Business Officer.

•	Raised net proceeds of $84.5 million through the issuance of 4,177,079 ordinary shares in the October 2013 public offering.

•
Diversified Prothena’s shareholder base through two successful secondary offerings of an aggregate of 5.8 million ordinary shares, consisting of 2.6 million ordinary shares sold by Janssen Pharmaceutical, a wholly owned subsidiary of Johnson & Johnson, and 3.2 million shares sold by Elan Science One Limited, an indirect wholly owned subsidiary of Perrigo Company plc.

Research and Development Pipeline Highlights

Prothena’s research and development pipeline includes three lead therapeutic antibody programs that the Company plans to continue to advance in 2014.

NEOD001 is a monoclonal antibody targeting AL and AA amyloid for the potential treatment of systemic amyloidosis.

•	Communication of interim data from ongoing Phase 1 trial planned for 2014.

•	Initiation of Phase 2/3 clinical trial planned for fourth quarter of 2014.

PRX002 is a monoclonal antibody targeting á-synuclein for the potential treatment of Parkinson's disease and other related synucleinopathies, and is the primary focus of Prothena’s worldwide collaboration with Roche.

•	Received $30 million upfront from Roche in February 2014.

•	Initiation of Phase 1 clinical trial planned for 2014.

•	$15 million near-term clinical milestone from Roche expected to be received in 2014.

PRX003 is a monoclonal antibody targeting MCAM (melanoma cell adhesion molecule) for the potential treatment of inflammatory diseases and cancers.

•	Communication of initial indication(s) planned for 2014.

•	Completion of IND-enabling toxicology studies expected in 2014.

•	Initiation of Phase 1 clinical trial(s) planned for 2015.
Fourth Quarter and Year End 2013 Financial Results

Prothena reported a net loss of $11.1 million for the fourth quarter of 2013 and $41.0 million for the full year of 2013. This compares to a net loss of $12.2 million for the fourth quarter of 2012 and $41.4 million for the full year of 2012. Net loss per share for the fourth quarter and full year of 2013 was $0.52 and $2.20, respectively, compared to a net loss per share of $0.82 and $2.84 for the respective prior periods.

Net loss for the fourth quarter and full year of 2013 included share-based compensation expense of $1.1 million and $3.1 million, respectively, compared to $0.6 million and $7.5 million of share-based compensation expense for the respective prior periods.

Research and development (R&D) expenses totaled $5.6 million for the fourth quarter of 2013 and $26.1 million for the full year of 2013. This compares to $9.8 million for the fourth quarter of 2012 and $34.1 million for the full year of 2012. The decrease in R&D expenses for the quarter compared to the same period in 2012 was due primarily to a decline in external costs related to PRX002 and discovery programs. The decrease in R&D expense for 2013 compared to 2012 was primarily due to a decrease in share-based compensation, personnel expenses and lower external costs associated with the external ELND005 program related to research services, discovery and NEOD001 programs, partially offset by increases in external expenses attributable to our PRX002 and PRX003 programs. R&D expenses for the fourth quarter and year ended December 31, 2013 included share-based compensation expense of $0.4 million and $1.0 million, respectively, as compared to $0.4 million and $6.1 million for the respective prior year periods.

General and administrative (G&A) expenses totaled $5.3 million for the fourth quarter of 2013 and $15.1 million for the full year of 2013, compared to $3.0 million for the fourth quarter of 2012 and $9.9 million for the full year of 2012. The increase in G&A expenses was primarily due to an increase in personnel costs, share-based compensation expense and professional services fees. The periods prior to December 21, 2012 were presented on a “carve-out” basis as the Prothena Business consisted of a substantial portion of Elan’s former drug discovery business platform. See “Special Note Regarding Our Financial Statements” below. Accordingly, the G&A expenses during the fourth quarter and year ended December 31, 2012 consisted of $1.0 million and $2.2 million, respectively, of direct expense incurred by the Prothena Business and $2.0 million and $7.7 million, respectively, of indirect expenses which was based on an allocation to the Prothena Business by Elan. G&A expenses included share-based compensation expense of $0.7 million for the fourth quarter of 2013 and $2.1 million for the full year of 2013, compared to $0.2 million and $1.5 million for the prior periods, respectively.

As of December 31, 2013, Prothena had $176.7 million in cash and cash equivalents, no outstanding debt and 21.9 million ordinary shares outstanding.
2014 Financial Outlook

The Company expects a net cash burn of $7 to $12 million for 2014, ending the year with approximately $167 million (mid-point) in cash. The 2014 cash burn is primarily driven by an estimated net loss of $13 to $18 million, which includes approximately $6 million of share-based compensation expense. Additionally, the estimated 2014 net loss is primarily due to clinical development costs related to NEOD001 and PRX002, manufacturing and IND enabling study costs related to PRX003, and costs related to further advancement of its discovery programs, which we expect to be offset by up to the total upfront and anticipated milestone payments of $45 million from the PRX002 collaboration with Roche, which may be accounted for as a combination of revenue and expense offset in our income statement. We are currently in the process of evaluating the accounting treatment for this transaction as it pertains to future reporting periods.

Conference Call Details

Prothena will provide an update on the company and discuss fourth quarter and full year of 2013 results via conference call and webcast today, March 6, 2014, at 4:30 p.m. ET.

To access the call, please dial (877) 887-5215 (U.S. toll free) or (315) 625-3069 (international) five minutes prior to the start time and refer to conference ID number 88110742. The webcast will be available at http://ir.prothena.com.

A replay of the webcast will be available until March 14, 2014 via dial-in at (855) 859-2056 (U.S. toll free) or (404) 537-3406 (international), Conference ID Number 88110742.

About Prothena

Prothena Corporation plc is a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of diseases that involve protein misfolding or cell adhesion. We focus on therapeutic monoclonal antibodies directed specifically to disease-causing proteins. Our antibody-based product candidates target a number of potential indications including AL and AA forms of amyloidosis (NEOD001), Parkinson’s disease and related synucleinopathies (PRX002) and novel cell adhesion targets involved in inflammatory diseases and cancers (PRX003). For more information, please visit the Company’s web site at www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things, the conduct and timing of our drug discovery and development operations, including our lead candidate programs (NEOD001, PRX002 and PRX003), the conduct and timing of collaborative development with Roche (PRX002), expectations regarding cost and profit sharing and milestone and other payments between us and Roche (PRX002), and expectations regarding our financial outlook, including cash burn and expected cash position. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “target,” “will” and similar terms and phrases, including references to assumptions. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors including, but not limited to the risks and uncertainties described in the “Risk Factors” section of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with the SEC from time to time. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in our expectations.

Special Note Regarding Our Financial Statements

Prior to December 21, 2012, the Prothena Business consisted of a substantial portion of Elan Corporation Limited’s (formerly Elan Corporation, plc, now owned by Perrigo Company plc) former drug discovery business platform, which historically operated as part of Elan and not as a separate stand-alone entity. The carve-out financial results for periods prior to December 21, 2012 presented in this release have been prepared in accordance with GAAP (generally accepted accounting principles in the United States), but do not necessarily represent the financial position or results of operations of Prothena had it been operated as a separate independent entity. Prothena did not have any ordinary shares outstanding prior to December 20, 2012. The discussion of basic and diluted net loss per share included in this press release assumes that the 14.5 million ordinary shares issued to Elan shareholders in connection with the separation from Elan have been outstanding for the periods prior to December 21, 2012 and that the 3.2 million ordinary shares subscribed for by, and issued to, Elan Science One Limited, a wholly owned subsidiary of Elan, upon separation have been outstanding since December 20, 2012. For more information, see the sections entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates” and “Note 1 of Notes to Consolidated Financial Statements” in each case included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (SEC) on March 29, 2013.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
( amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues—related party	$167	$575	$676	$2,658
Operating expenses:
Research and development	5,600	9,833	26,052	34,139
General and administrative	5,269	2,962	15,051	9,929
Total operating expenses	10,869	12,795	41,103	44,068
Loss from operations	(10,702)	(12,220)	(40,427)	(41,410)
Interest and other income (expense), net	(204)	5	(154)	5
Loss before income taxes	(10,906)	(12,215)	(40,581)	(41,405)
Provision for income taxes	148	6	415	6
Net loss	$(11,054)	$(12,221)	$(40,996)	$(41,411)
Basic and diluted net loss per share	$(0.52)	$(0.82)	$(2.20)	$(2.84)
Shares used to compute basic and diluted net loss per share	21,394	14,886	18,615	14,593

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	December 31,
	2013	2012
Cash and cash equivalents	$176,677	$124,860
Other current assets	1,545	981
Total current assets	178,222	125,841
Property and equipment, net	3,372	3,442
Other non-current assets	816	—
Total assets	$182,410	$129,283

Accrued research and development expenses	$1,542	$47
Other current liabilities	5,864	1,697
Total current liabilities	7,406	1,744
Other non-current liabilities	1,734	1,055
Total liabilities	9,140	2,799
Total shareholders’ equity	173,270	126,484
Total liabilities and shareholders’ equity	$182,410	$129,283

Contact
Investors:  Tran Nguyen, CFO
650-837-8535, IR@prothena.com
Media:  Anita Kawatra
646-256-5116, anita.kawatra@prothena.com